[Translation of Chinese original]	Exhibit 10.4.3 Execution Version
Termination Agreement
The Termination Agreement (“Agreement”) is made on December 19, 2007 in Beijing, China by and among the following parties:
(1)	Shanghai Yuqing Advertising Broadcasting Co., Ltd., a limited liability company duly incorporated and existing in accordance with the laws of China, with the registered address at Room 1533, 15/F, No. 728 Yan’an Road West, Changning District, Shanghai (“Yuqing”);

(2)	Fogen Yang, a Chinese citizen with the ID card number of 310102490620443;

(3)	Cui Yuan, a Chinese citizen with the ID card number of 310109461115402;

(4)	Weidong Zhu, a Chinese citizen with the ID card number of 310110197006105018;

(5)	Chengye Guo, a Chinese citizen with the ID card number of 110102195603230419;

(6)	Shanghai Hongmen Advertising Co., Ltd., a limited liability company duly incorporated and existing in accordance with the laws of China, with the registered address at P-1 Building, No. 7523 Beiqing Highway, Chonggu Town, Qingpu District, Shanghai, China (“Hongmen”);

(7)	Pacific Asia Mode Cube Limited, a limited liability company duly incorporated and existing in accordance with the laws of Hong Kong SAR, with the registered address at Room 2703, 27/F, The Centrium, 60 Wyndham Street, Central, Hong Kong SAR, China (“PAMC”); and

(8)	Redgate Media AD Co., Ltd., a limited liability company duly incorporated and existing in accordance with the laws of China, with the registered address at Room 1807, 15/F, Tower B, Jianwai SOHO, No. 39 East 3rd Ring Road Central, Chaoyang District, Beijing (jointly with PAMC, hereinafter referred to as “PAMC Group”);
(The parties hereto are hereinafter collectively referred to as the “Parties” and individually referred to as a “Party”.)
Whereas,

(A)	The Equity Transfer and Capital Increase Agreement of Shanghai Hongmen Advertising Co., Ltd. (hereinafter referred to as the “No. 1 Capital Increase Agreement”) was made on June 4, 2006 by and among Yuqing, Fogen Yang, Cui Yuan, Weidong Zhu, Chengye Guo and Hongmen;

(B)	The Supplementary Agreement for ‘Equity Transfer and Capital Increase Agreement’ (hereinafter referred to as the “No. 2 Capital Increase Agreement”) was made on July 3, 2006 by and among the parties to the No. 1 Capital Increase Agreement;

(C)	The Supplementary Agreement for Capital Increase of Hongmen (hereinafter referred to as the “No. 3 Capital Increase Agreement”) was made in 2007 by and among Yuqing, Weidong Zhu and Hongmen;

(D)	Yuqing, Weidong Zhu and Hongmen acknowledge that the No. 1 Capital Increase Agreement, No. 2 Capital Increase Agreement, No. 3 Capital Increase Agreement, all appendices thereto and all relevant legal documents (including, but not limited to amendments to the Articles of Association signed by all shareholders of Hongmen, resolutions of the shareholders’ meeting and other application documents submitted for registration with the administration for industry and commerce) constitute all relevant transaction documents (hereinafter referred to as “Yuqing’s Capital Increase Documents”) signed by Yuqing for investment in Hongmen; and

(E)	Yuqing, Weidong Zhu and Hongmen signed the Equity Transfer and Capital Increase Agreement (hereinafter referred to as “PAMC’s Capital Increase Agreement”) with PAMC Group on December 19, 2007. According to PAMC’s Capital Increase Agreement, as one of the conditions precedent, Yuqing shall enter into an agreement with all parties to Yuqing’s Capital Increase Documents to terminate Yuqing’s

Capital Increase Documents and to confirm the performance of the obligations thereunder by Yuqing at the time of termination.
Now, therefore, the Parties, through equal and amiable negotiation and in accordance with existing applicable laws, regulations and decrees of the People’s Republic of China, reach the agreement as follows:
1.	Representations and Warranties

Each party hereto represents and warrants that it is willing to execute the Agreement and comply with the provisions of the Agreement.

2.	Termination of Yuqing’s Capital Increase Documents
2.1	Yuqing, Fogen Yang, Cui Yuan, Weidong Zhu, Chengye Guo and Hongmen agree to terminate Yuqing’s Capital Increase Documents. Any obligation under Yuqing’s Capital Increase Documents which has not been fulfilled prior to or on the date of the Agreement will not be performed any more.

2.2	Yuqing agrees to convert RMB one million and nine hundred thousand (RMB1,900,000), the increased capital amount (“Unregistered Increased Capital”) which Yuqing remitted to Hongmen’s capital increase account (A/C.: 216140100100068164) on June 27, 2007 according to No. 3 Capital Investment Documents into the loan granted by Yuqing to Hongmen, and the latter shall make repayment on schedule. Therefore, Yuqing and Hongmen shall take all legal and feasible measures, including, but not limited to, a) altering Hongmen’s books, balance sheets and other financial statements; b) revoking the Capital Verification Report of Shanghai Hongmen Advertising Co., Ltd. issued by Shanghai Qinye CPA Firms on July 4, 2007, amendments to the articles of association, resolutions of the shareholders’ meeting and other relevant documents signed by Yuqing and Weidong Zhu; and c) applying to the administration for industry and commerce for withdrawing all relevant information materials submitted by Hongmen for the procedures of the said unregistered increased capital and terminating all procedures concerned.
3.	Warranties and Undertakings of All Parties to Yuqing’s Capital Increase Documents
3.1	All parties to Yuqing’s Capital Increase Documents warrant to PAMC Group that the parties have no dispute on the performance of Yuqing’s Capital Increase Documents up to the date of the Agreement and will not claim any right relating to Yuqing’s Capital Increase Documents against PAMC Group due to the latter’s acceptance of all the equity interest of Hongmen held by Yuqing.

3.2	Yuqing makes warranties and undertakings to PAMC Group that after Hongmen repays the Unregistered Increased Capital according to PAMC’s Capital Increase Agreement and Yuqing’s loans as mentioned in Article 3.2.1 of the aforesaid Agreement:
3.2.1	Hongmen has not any other debt owed to Yuqing any more;

3.2.2	Yuqing will have no rights under Yuqing’s Capital Investment Documents and will not claim against PAMC Group and Hongmen by virtue of any question concerning matters with respect to Yuqing’s Capital Investment Documents;

3.2.3	PAMC Group is not liable for any of Yuqing’s obligations under Yuqing’s Capital Investment Documents as a result of acceptance of all the equity interest of Hongmen held by Yuqing; and

3.2.4	Yuqing shall be responsible for all losses caused to PAMC Group relating to Yuqing’s Capital Investment Documents as a result of acceptance of all the equity interest of Hongmen held by Yuqing.

4.	Governing Law and Dispute Settlement
4.1	The Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

4.2	Arbitration
4.2.1	Each party shall endeavor to settle any and all disputes arising from or relating to the Agreement through amiable negotiation. If any dispute cannot be settled through negotiation within sixty (60) days after one party notifies the other parties, such dispute (including disputes on the effectiveness or existence of the Agreement) shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Sub-Commission for arbitration according to the prevailing arbitration rules.

4.2.2	Arbitral awards shall be final and binding upon the Parties and may be enforced according to the relevant rules.

4.2.3	Arbitration fee shall be borne by the losing party/parties or the party/parties designated by the arbitration tribunal. If one party deems it necessary to enforce arbitral awards via any kind of lawsuit, the breaching party/parties shall be liable for all reasonable expenses and costs, including, but not limited to reasonable legal fee and costs for any additional lawsuit or arbitration incurred by non-breaching party/parties for enforcement of arbitral awards.

4.2.4	Each and all Parties shall perform the Agreement continually in all aspects during dispute settlement, except for those in dispute.
5.	Liability for Breach of Contract

In case of any breach of the Agreement, the breaching party/parties shall compensate the other parties for all losses arising therefrom.

6.	Miscellaneous
6.1	Entire agreement: The Agreement, as well as schedules and appendices (if any), is the sole conclusive document which describes each party’s intention in a complete and accurate manner and constitutes the entire agreement among the Parties concerning the subject matter hereof. There is no other statement, warranty or agreement which may prevail over the present Agreement. Except with written consents of the Parties, any amendment to, supplementation with and deletion of any of the terms and conditions hereof shall not be binding upon the Parties.

6.2	Waiver: Each party’s waiver of default or negligence hereunder shall not be deemed as its waiver of any other default or negligence, whether the natures are similar or not. Each party’s single or partial exercise of any right thereof shall not exclude its future exercise of such right. No Waiver may be valid unless the written document bearing the signature of the authorized representative of the waiving party has been made and such written document is confirmed as a waiver according to literal meaning.

6.3	Severability: When any of the provisions of the Agreement is held invalid for any reason whatsoever, the invalidity shall not affect the remaining provisions hereof unless the invalidity has materially affected further performance of the whole Agreement, and the invalid provision shall be deemed as deleted from the Agreement. Through negotiation the Parties may enter into a supplementary agreement to specify relevant affairs.

6.4	Third Person’s Interest: The Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and authorized assigns. No provision hereof may be deemed expressly or impliedly as granting rights, remedies or obligations to any person other than the Parties and their respective successors and assigns.

6.5	Notice: Any and all notices, demands, requests, acknowledges and other correspondences in connection with the Agreement must be made in writing and served to the following addresses (or other addresses informed by relevant parties hereto in writing) by hand, by express or registered letter with a receipt. Any and all notices, demands, requests, acknowledges and other correspondences in connection with the Agreement may be deemed as served: 1) in case of delivery by hand, at the time of delivery; 2) in case of express delivery, three (3) days from the delivery and in case of arrival within three (3) days, the date of actual arrival; and 3) in case of registered mail (or airmail letter to other countries), five (5) days after mailing and in case of arrival within five (5) days, the date of actual arrival.

To	Shanghai Yuqing Advertising Broadcasting Co., Ltd.
Add.: Room 3303, Junling Plaza, No. 500 Chengdu Road N, Shanghai
Attn.: Gang Zheng
Tel: 021-63618021
Fax: 021-63619051

To	Fogen Yang
Add.: 2/F, 1A Tower, No. 345 Lane, Xinhua Road, Shanghai
Tel: 021-62810161
Fax: 021-52540919

To	Cui Yuan
Add.: 2/F, 1A Tower, No. 345 Lane, Xinhua Road, Shanghai
Tel: 021-62810161
Fax: 021-52540919

To	Weidong Zhu
Add.: 2/F, 1A Tower, No. 345 Lane, Xinhua Road, Shanghai
Tel: 13901729948
Fax: 021-52540919

To	Chengye Guo
Add.: Room 303, Entrance 4, Building 7, Block 2, Shuanghuayuan Nanli, Chaoyang District, Beijing
Tel: 13901210748
Fax: 010-87721723

To	Shanghai Hongmen Advertising Co., Ltd.
Add.: 2/F, 1A Tower, No. 345 Lane, Xinhua Road, Shanghai

Attn.: Yun Yang
Tel: 021-62810161
Fax: 021-52540919

To	Pacific Asia Mode Cube Limited
Add.: 8/F, Tower B, International Plaza, No.19, Jianguomenwai Avenue
Attn.: Ying Zhu
Tel: 010-58692980
Fax: 010-58692960

To	Redgate Media AD Co., Ltd.
Add.: 8/F, Tower B, International Plaza, No. 19, Jianguomenwai Avenue, Beijing
Attn.: Ying Zhu
Tel: 010-58692980
Fax: 010-58692960
6.6	Headings: All the headings used in the Agreement are inserted only for reference and may not affect the interpretation or meaning of the Agreement in any form.

6.7	Publicity: Unless laws and regulations contain contrary provisions, without the prior written consents of the other parties (such consent may not be withheld without any justified reason), any party or its agent may not make any public announcement concerning the Agreement or any other or subsequent document executed with respect to the issues as mentioned herein.

6.8	Language: The Agreement is written in Chinese.

6.9	Counterparts: The Agreement is made in eight (8) copies, one for each party.
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Execution Page

Shanghai Yuqing Advertising Broadcasting Co., Ltd.
Legal Representative or Authorized Representative:		/s/ Cuiping Xu

Fogen Yang
Signature:	/s/ Weidong Zhu

Cui Yuan
Signature:	/s/ Weidong Zhu

Weidong Zhu
Signature:	/s/ Weidong Zhu

Chengye Guo
Signature:	/s/ Chengye Guo

Shanghai Hongmen Advertising Co., Ltd. [company seal]

Legal Representative or Authorized Representative:	/s/ Cuiping Xu

Pacific Asia Mode Cube Limited [company seal]

Legal Representative or Authorized Representative:	/s/ Peter Bush Brack

Redgate Media AD Co., Ltd. [company seal]

Legal Representative or Authorized Representative: :	/s/ Yue Jin